Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation Reports
Restatement of Certain Financial Statement Items
For Fiscal 2005, 2004 and 2003

FOR IMMEDIATE RELEASE
Monday September 11, 2006

BARRINGTON, IL, September 11, 2006 -- CTI Industries Corporation (NASDAQ Capital Market), announced that it will restate certain items of its financial statements for the years 2005, 2004 and 2003. The restatement will not affect the Company’s net income (loss) or income (loss) per share, or any balance sheet items for those periods.

The restatement will be made to correct errors in (i) the classification of certain items of gain and income from Other Income to Income from Operations for the fiscal years ended December 31, 2004 and 2003 and (ii) the amount of certain items in the Consolidated Statement of Cash Flows for each of the years ended December 31, 2005, 2004 and 2003. The changes to components of cash flow arise due to the method used by the Company to calculate the effect of exchange rate changes on cash and other items of cash flow. While the restatement will result in changes in certain items of cash flow from the amounts originally reported, there will be no change in the net increase (decrease) in cash for any of these periods.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.